Exhibit 10.9
CENTEX CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(Amended and Restated Effective January 1, 2008)
     Centex Corporation, a Nevada corporation (the “Company”), having established and maintained the Centex Corporation Amended and Restated Supplemental Executive Retirement Plan (the “SERP”), and having reserved the right to amend the SERP, does hereby amend and restate the SERP in its entirety, effective January 1, 2008, to read as follows:
SECTION 1. PURPOSE
     Under the Internal Revenue Code (the “Code”) the federal government sets a limit on the amount of annual compensation which may be considered in determining, for the account of an eligible participant, a company’s contribution to a tax-qualified defined contribution plan, including the Centex Corporation Saving for Retirement Plan (the “Plan”), and does not permit certain employees to participate in the Plan. The purpose of this SERP is to establish balances for each participant in this SERP in an amount substantially equal to the contribution or additional contribution which he or she would have received under the Plan had 100% of his or her annual salary been eligible for a profit sharing contribution. The first SERP contribution was for the Plan year ended March 31, 1995. The Plan year was changed to a calendar year basis in 1999. Unless otherwise defined herein, capitalized terms have the meaning given to them in the Plan. The Plan and accounts hereunder are intended to comply with the requirements of Code Section 409A, and shall be interpreted and administered in a manner consistent with that intention.
SECTION 2. GRANDFATHERED ACCOUNTS
     The portion of each participant’s account under the SERP as of December 31, 2004 that was earned and vested as of that date, plus the right to any future contributions to the account that was earned and vested as of December 31, 2004, to the extent such contributions were actually made, shall be segregated into a separate account under the SERP to be known as the grandfathered account. The grandfathered account will be adjusted for any earnings or losses on amounts credited to such account. The grandfathered accounts shall be subject to the terms and conditions of the SERP as in effect on December 31, 2007 (the “superseded plan”) Notwithstanding any provision of this SERP to the contrary, the grandfathered accounts shall not subject to the terms and conditions of this amended and restated SERP, as provided below.
SECTION 3. ELIGIBILITY
     All current participants in the Plan whose employer’s contribution, other than a 401(k) contribution, is reduced either by the compensation limit under Section 401(a)(17) of the Code or in order to satisfy any of the non-discrimination tests applicable to the Plan, such as Section 410(b)(2) of the Code, which is commonly referred to as the “average benefits test,” shall be eligible to participate in the SERP. Those provisions of the Code which so limit the employer’s contribution are herein called the “Limitations.” New employees paid annual compensation in excess of the Limitations (including an employee who does not yet qualify for participation in the Plan, provided that he or she does subscribe to the Plan when he or she becomes eligible to do so), and participants in the Plan who first meet the eligibility standards after subscribing to the Plan, may be added to this SERP at the sole discretion of either the Chairman and Chief Executive Officer or the President and Chief Operating Officer of Centex Corporation. In addition, employees (whether full time or part time) who are ineligible to participate in the Plan, but to whom the Company desires to extend benefits equivalent to those available to eligible employees under the Plan, may be added to this SERP at the sole discretion of either the Chairman and Chief Executive Officer or the President and Chief Operating Officer of the Company. Notwithstanding the foregoing, employees of affiliates of the Company that are not considered a single employer with the Company under Code Section 414(b) or Code Section 414(c) shall not be eligible to participate in the SERP until the affiliate adopts the SERP as a participating employer in accordance with Section 11.
SECTION 4. FUNDING
     This is an unfunded, non-qualified plan. The amounts to be allocated to each participant for both contributions and earnings will be reflected only as accrued liabilities on the books and records of the Company. The participants will thus be unsecured creditors of the Company. From time to time the Company may, in its sole and absolute discretion, create and administer separate accounts for one or more participants which the Company may fund, from time to time, in amounts which are equivalent to the total account of the participant.
SECTION 5. CONTRIBUTIONS
     To be eligible for an annual SERP accrual a participant must be actively employed by an Employer (as that term is defined in the Plan) on the date the SERP contribution is to be credited to his or her account (and regardless of whether or not he receives a contribution under the Plan for the same Plan year). The annual SERP accrual for the account of each eligible participant will be calculated using the total Compensation which, but for the Limitations or the participant not being eligible to participate in the Plan, would be considered in determining the appropriate profit sharing contribution for such participant under the Plan (“Total Compensation”), less the amount of Compensation, if any, which has been considered for purposes of determining the profit sharing contribution under the Plan. The difference between Total Compensation and the Compensation, if any, considered under the Plan is herein called “Excess Salary.”
     The accrual contribution to be allocated to the account of an eligible participant will be the product of his or her Excess Salary times the percent of salary used by his or her Employer in allocating the Plan contribution. Such allocation shall be credited to the eligible participant’s account as soon as practicable after the profit sharing contribution for such year is made to the Plan. Should the Plan formula be changed in future years such that the contribution is not calculated exclusively as a percentage of Compensation, then the percentage to be used for the SERP shall represent the percentage derived by dividing the total Employer Profit Sharing Contribution for the applicable Employer by the sum of all Total Compensation for all of that Employer’s Plan participants.
SECTION 6. EARNINGS
     Each participant may designate how his or her SERP account balance is to be invested by the Company and will have a “phantom” account whose results will match the result of the investments made by the Company. Each participant may so designate how his or her SERP balance is to be invested by the Company by selecting among the various investment options available to him or her as a participant in the Plan. If a participant does not notify Fidelity, the offeror of such various investment options, as to which investment options he or she selects, then such account balance will be invested in the Fidelity Freedom 2000 Fund or any successor to such fund, which is heavily invested in fixed income securities, or its successor.

SECTION 7. PAYOUT
     Upon the earlier of a participant’s Separation from Service or Disability (as those terms are defined below), the Company will become obligated to pay to the participant the entire vested balance in his or her account under the SERP and payout of such account will be made to the participant in a single lump sum payment within 60 days following the participant’s Disability or Separation from Service, as applicable; provided, however, that payment may be made at a later date for administrative reasons to the extent permitted by Section 409A of the Code and the Treasury Regulations and other guidance thereunder; provided, further, that the participant shall not be permitted, directly or indirectly, to designate the calendar year of the payment. Notwithstanding the foregoing, if a participant is a Specified Employee (as defined below) as of the date of his or her Separation from Service, no payout on account of the participant’s Separation from Service may be made with respect to such participant before the date that is six months after the participant’s Separation from Service (or, if earlier than the end of the six-month period, the date of the participant’s death). In such case, any payout that would be made within such six-month period will be accumulated and paid in a single lump sum on the earliest business day that complies with the requirements of Section 409A of the Code and the Treasury Regulations and other guidance thereunder. If a participant dies before payout of his or her vested account balance is made, the Company will pay the participant’s vested account balance to the beneficiary or beneficiaries designated in writing by the participant or, if none, to the participant’s Beneficiary as determined under the terms of the Plan.
     For purposes of the foregoing paragraph, the terms “Disability,” “Separation from Service” and “Specified Employee” have the following meanings:
     “Disability” means a disability which entitles a participant to benefits under the Company’s or an affiliate’s long-term disability insurance plan or program, provided that the participant also meets one of the following conditions:
          (a) the participant is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or
          (b) the participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the participant’s employer.
     “Separation from Service” means a termination of services provided by a participant to his or her Employer (as defined below), whether voluntarily or involuntarily, as determined by the Company in accordance with Treasury Regulation § 1.409A-1(h).  In determining whether a participant has incurred a Separation from Service, the following provisions shall apply:
          (a) Except as otherwise provided in this definition, a Separation from Service will occur when the participant has experienced a termination of employment with the Employer.  A Participant will be considered to have experienced a termination of employment when the facts and circumstances indicate that the participant and his or her Employer reasonably anticipate that either (i) no further services will be performed for the Employer after a certain date, or (ii) that the level of bona fide services the participant will perform for the Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 33 1/3 percent of the average level of bona fide services performed by the participant (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the participant has been providing services to the Employer less than 36 months).
            If a participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the participant and the Employer will be treated as continuing, provided that the period of the leave of absence does not exceed 6 months, or if longer, so long as the participant has a right to reemployment with the Employer under an applicable statute or by contract.  If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the participant does not have a right to reemployment under an applicable statute or by contract, the employment relationship will be considered to be terminated for purposes of this SERP as of the first day immediately following the end of such 6-month period.  In applying the provisions of this paragraph, a leave of absence will be considered a bona fide leave of absence only if there is a reasonable expectation that the participant will return to perform services for the Employer.
            (b)        For a participant who provides services to an Employer as both an employee and an independent contractor, a Separation from Service generally will not occur until the participant has ceased providing services for the Employer both as an employee and as an independent contractor as determined in accordance with the provisions set forth in subparagraphs (a) and (b) of this definition, respectively. Except as otherwise provided herein, in the case of an independent contractor a Separation from Service will occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for the Employer, provided that the expiration of such contract or contracts is determined by the Company to constitute a good-faith and complete termination of the contractual relationship between the participant and the Employer.  If a participant ceases providing services for an Employer as an employee and begins providing services for such Employer as an independent contractor, the participant will not be considered to have experienced a Separation from Service until the participant has ceased providing services for the Employer in both capacities, as determined in accordance with the applicable provisions set forth in subparagraphs (a) and (b) of this definition.
          Notwithstanding the foregoing provisions in this subparagraph, if a participant provides services for an Employer as both an employee and as a member of the board of directors of an Employer, to the extent permitted by Treasury Regulation § 1.409A-1(h)(5), the services provided by the participant as a director will not be taken into account in determining whether the participant has experienced a Separation from Service as an employee.
          (c) In addition, notwithstanding the provisions of this definition, where as part of a sale or other disposition of substantial assets by an Employer to an unrelated buyer, a participant would otherwise experience a Separation from Service as defined above, the Employer and the buyer shall retain the discretion to specify, and may specify, that a participant performing services for an Employer immediately before the asset purchase transaction and providing services to the buyer after and in connection with the asset purchase transaction shall not experience a Separation from Service for purposes of the SERP and the participant shall be bound by same, provided that such transaction and the specification meet the requirements of Section 409A of the Code and the Treasury Regulations and other guidance thereunder.
          (d) For purposes of this definition, “Employer” means:
     (i) The entity for whom the participant performs services and with respect to which the legally binding right to benefits under the SERP arises; and
     (ii) All other entities with which the entity described in subparagraph (d)(i) of this definition would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (group of trades or businesses under common control), as applicable. To identify the group of entities described in the preceding sentence, an ownership threshold of 50% shall be used as a substitute for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (A) Code Section 1563 and the regulations thereunder for determining a controlled group of corporations under Code Section 414(b), and (B) Treasury Regulation § 1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).
     “Specified Employee” means any participant who is determined to be a “key employee” (as defined under Code Section 416(i) without regard to paragraph (5) thereof) for the applicable period, as determined by the Company in accordance with Treasury Regulation § 1.409A-1(i).
     Notwithstanding any provision of this SERP to the contrary, the Company, in its discretion, may (i) accelerate payout of a participant’s vested account balance in accordance with the provisions of Treasury Regulation § 1.409A-3(j)(4)(ii) through (xiv) or (ii) delay payout of a participant’s vested account balance under the circumstances described in Treasury Regulation § 1.409A-2(b)(7) provided that the Company treats all payouts to similarly situated participants on a reasonably consistent basis.
SECTION 8. VESTING
     Vesting of SERP balances will be identical to vesting of employer contributions to the Plan. Thus, if a terminated employee is only 60% vested in the Plan, the vesting in the SERP balance and accumulated earnings will also be 60%.
SECTION 9. NO LOANS OR WITHDRAWALS
     No participant will be entitled to borrow or withdraw early any part of his or her vested balance.
SECTION 10. MODIFICATION, SUSPENSION OR TERMINATION OF SERP
     The Company may at any time amend, suspend or terminate the SERP. However, the amount accrued in the account of a participant in the SERP will not be reduced. If the SERP is suspended or terminated, the amount accrued in each account but not paid to the participant will continue to accrue interest at a rate equal to 80% of the prime rate charged from time to time by Bank of America until payout of such sum to the participant.
     Following termination of the SERP, the amount credited to each participant’s account, including interest accruals as provided for in the preceding paragraph, will remain in the SERP and will not be distributed until such amounts become eligible for distribution in accordance with the other applicable provisions of the SERP. Notwithstanding the preceding sentence, to the extent permitted by Treasury Regulation § 1.409A-3(j)(4)(ix), the Company may distribute, upon termination of the SERP, all account balances of the participants, subject to and in accordance with any rules established by the Company deemed necessary to comply with the applicable requirements and limitations of Treasury Regulation § 1.409A-3(j)(4)(ix).

SECTION 11. ADOPTION BY AFFILIATES.
     With the consent of the Chairman and Chief Executive Officer or the President and Chief Operating Officer of the Company, any affiliate that is not considered a single employer with the Company under Code Section 414(b) or Code Section 414(c) may adopt the SERP for the benefit of its employees by written instrument delivered to the Company. Until the SERP is adopted by any such affiliate, employees of such affiliate will not be eligible to participate in the SERP.
     IN WITNESS WHEREOF, this amended and restated SERP has been executed on this 15th day of February, 2008, to be effective January 1, 2008.

CENTEX CORPORATION

By	/s/ Michael S. Albright

Name: Michael S. Albright
Title: Senior Vice President – Administration